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As filed with the Securities and Exchange Commission on September 10, 2001

Registration No. 333-67860

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHIRON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2754624
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

4560 Horton Street
Emeryville, California 94608
(510) 655-8730
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

William G. Green, Esq.
Senior Vice President, General Counsel and Secretary
Chiron Corporation
4560 Horton Street
Emeryville, California 94608
(510) 655-8730
(Name, Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frank Golay, Esq.
Sullivan & Cromwell
1888 Century Park East
Los Angeles, CA 90067
(310) 712-6600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Liquid Yield Option™ Notes due 2031	$730,000,000	53.125%	$387,812,500	$96,954

Common Stock, par value $0.01 per share	5,227,750 shares(1)	(1)	(1)	(1)

(1)
Reflects the number of shares of common stock issuable upon conversion of the exchange notes being registered hereunder. Each $1,000 of a LYON may be converted for 7.1613 shares of common stock, subject to adjustments. No additional registration fee is required pursuant to Rule 457 (i) under the Securities Act.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low reported prices per each $1,000 of the LYONs on the PORTAL Market of the Nasdaq Stock Market on August 13, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2001

PROSPECTUS

$730,000,000

CHIRON CORPORATION

Liquid Yield Option™ Notes due 2031
(Zero Coupon—Senior)
and Shares of Common Stock Issuable Upon Conversion
of the Liquid Yield Option™ Notes

    This prospectus covers resale by selling security holders of our Liquid Yield Option™ Notes ("LYONs") due June 12, 2031 and shares of our common stock into which the LYONs are convertible. Holders may convert each of their LYONs into 7.1613 shares of our common stock at any time on or before the maturity date. The conversion rate will be adjusted for specified reasons, but will not be adjusted for accrued original issue discount or contingent additional principal, if any, as described in "Description of LYONs—Conversion Rights."

    We will not pay interest on the LYONs prior to maturity unless contingent cash interest becomes payable. Instead, on June 12, 2031, the maturity date of the LYONs, each holder will receive $1,000 per LYON, plus any accrued contingent additional principal (and accrued original issue discount thereon). See the section of this prospectus entitled "Description of LYONs—General." The issue price of each LYON represents a yield to maturity of 2.0% per year, calculated from June 12, 2001 excluding any contingent cash interest and any contingent additional principal. See the section of this prospectus entitled "Description of LYONs—Contingent Additional Principal." The LYONs will rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. See the section of this prospectus entitled "Description of LYONs—Ranking of LYONs."

    Holders of the LYONs may receive contingent cash interest after June 12, 2006 and/or contingent additional principal between June 12, 2004 and June 12, 2006 if certain pre-specified conditions occur. See the "Description of LYONs—Contingent Cash Interest—and—Contingent Additional Principal" sections of this prospectus for details.

    Holders may require us to purchase all or a portion of their LYONs on June 12, 2004, at a price of $584.31 per LYON, on June 12, 2006, at a price of $608.04 per LYON, and every five years thereafter through June 12, 2026 at specified prices. We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination thereof. See "Description of LYONs—Purchase of LYONs at the Option of the Holder."

    We may redeem for cash all or a portion of the LYONs at any time on or after June 12, 2006 at the prices set forth in "Description of LYONs—Redemption of LYONs at the Option of Chiron."

    Our common stock is quoted on the Nasdaq National Market under the symbol "CHIR." On September 7, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $47.17.

    Prior to this offering, the LYONs have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. LYONs sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the LYONs for trading on any national securities exchange or on the Nasdaq National Market.

    See "Risk Factors" section beginning on page 10 of this prospectus to read about factors you should consider before purchasing the LYONs or common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2001.

™ Trademark of Merrill Lynch & Co., Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Summary" and elsewhere in this prospectus and any documents incorporated by reference constitute forward looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our industries or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty, and we expressly disclaim any obligation or undertaking, to update any of the forward looking statements after the date of this prospectus to conform them to actual results. All of the forward looking statements are qualified in their entirety by reference to the factors discussed under the caption "Risk Factors" in this document and "Factors That May Affect Future Results" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Form 10-K and our 2001 Form 10-Qs, incorporated by reference herein, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

    We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the company's businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward looking statements. Accordingly, forward looking statements should not be relied upon as a prediction of actual results.

SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. Reference to "Chiron" or to "we" or "us" refer to Chiron Corporation.

Chiron

    We are a biotechnology company. We apply leading scientific approaches to discover and develop innovative healthcare products to prevent and treat cancer and infection. We bring products to the global healthcare market through collaborations with major healthcare companies and through three businesses: biopharmaceuticals, vaccines and blood testing.

    Products sold directly by us include Menjugate™, a conjugate vaccine to prevent meningococcal C disease. We also market TOBI® (tobramycin solution for inhalation), which cystic fibrosis patients use to treat pseudomonas aeruginosa lung infections. We are now launching, in collaboration with Gen-Probe Incorporated, the commercial sale of nucleic acid test systems and assays that screen blood for transfusion and plasma products for the presence of infectious viruses. Our leading cancer product Proleukin® (aldesleukin) is a recombinant form of interleukin-2, which we directly market as a treatment for metastatic renal cell carcinoma and metastatic melanoma. In addition, we directly sell a broad line of traditional pediatric and adult vaccines and are developing novel vaccines to prevent viral and bacterial infections, including Fluad™, our adjuvanted flu vaccine.

    We also use collaborations to bring the products of our research to the marketplace. We developed and manufacture Betaseron® (interferon beta-1b) as a treatment for multiple sclerosis. Betaseron® is marketed by Berlex Laboratories, Inc. and by its parent company, Schering AG. We also developed and manufacture PDGF (recombinant human platelet-derived growth factor-rhPDGF-BB), the active ingredient in Regranex® (becaplermin) Gel, which is marketed by Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company, as a treatment for diabetic foot ulcers. We have a joint immunodiagnostic business with Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company, that sells a full line of immunodiagnostic tests for hepatitis viruses and retroviruses.

    We focus our substantial investment in research primarily on products to prevent and treat cancer and infection. We bring together knowledge of disease mechanisms with our proprietary functional genomics tools to generate recombinant proteins, small molecule drugs and vaccines. An important segment of our research and development effort is undertaken through collaborations with third parties, who may bring complementary or enabling technologies or other resources and skills to product development and commercialization, including, in many cases, marketing and sales expertise and infrastructure.

    In January 1995, we established an alliance with Novartis AG, a life sciences company headquartered in Basel, Switzerland. As of August 31, 2001, Novartis held shares representing approximately 42% of our outstanding common stock.

    We were incorporated in California in 1981 and were merged into a Delaware corporation in November 1986. Our principal executive offices are located at 4560 Horton Street, Emeryville, California 94608, and our telephone number at that address is (510) 655-8730.

The LYONs

LYONs Interest and Maturity	We will not pay interest on the LYONs prior to maturity unless contingent cash interest becomes payable. Each LYON was issued at a price of $550.45 per LYON and will have a principal amount at maturity of $1,000 per LYON plus any accrued contingent additional principal (and accrued original discount thereon). Each LYON matures on June 12, 2031.
Yield to Maturity of LYONs	2.0% per year (computed on a semi-annual bond equivalent basis) calculated from June 12, 2001 excluding any contingent cash interest and any contingent additional principal.
Ranking
The LYONs are unsecured and unsubordinated obligations of Chiron and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, the LYONs are effectively subordinated to all existing and future obligations of our subsidiaries and to our obligations that are secured to the extent of the security. As of June 30, 2001, in addition to the LYONs, we had approximately $4.4 million of total indebtedness outstanding, all of which was at our subsidiaries. This indebtedness included $1.1 million that was outstanding under certain credit facilities and $3.3 million that was outstanding under various other notes payable. Novartis AG has agreed, upon Chiron's request and subject to certain conditions, to guarantee up to $702.5 million of Chiron debt. The LYONs will not be guaranteed by Novartis. See "Risk Factors—The LYONs are structurally subordinated. This may affect your ability to receive payments on the LYONs."
Original Issue Discount
We offered the LYONs at an issue price significantly below the principal amount at maturity of the LYONs. The difference between the issue price and the principal amount at maturity of a LYON is referred to as original issue discount. This original issue discount will accrue daily at a rate of 2.0% per year beginning on June 12, 2001, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. Original issue discount will also accrue at that rate on any accrued contingent additional principal. The accrual of imputed interest income, also referred to as tax original issue discount, as calculated for United States federal income tax purposes, will likely exceed the accrued original issue discount. See "Certain United States Federal Income Tax Consequences—Adjustments to Interest Accruals on the LYONs."

Conversion Rights
Holders may convert the LYONs at any time on or before the maturity date, unless the LYONs have been previously redeemed or purchased. For each LYON converted, we will deliver 7.1613 shares of our common stock. The conversion rate will be adjusted for reasons specified in the indenture, but will not be adjusted for accrued original issue discount, contingent cash interest or contingent additional principal, if any. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount or contingent additional principal, if any; accrued original issue discount and contingent additional principal, if any, will be deemed paid by the shares of common stock received by the holder of LYONs on conversion.
Contingent Cash Interest
We will pay contingent cash interest to the holders of LYONs during any six-month period from June 13 to December 12, and from December 13 to June 12, with the initial six-month period commencing after June 12, 2006, if the average market price of a LYON for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and contingent additional principal, if any, for a LYON to the day immediately preceding the relevant six-month period.

The contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of .0625% of the average market price of a LYON for the five trading day measurement period or any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate, provided that if we do not pay cash dividends during a semi-annual period, we will pay contingent cash interest semi-annually at a rate of .125% of the average market price of a LYON for the measurement period. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within that six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the third trading day immediately preceding such record date.

Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period, or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related common stock dividend. If we only pay a regular cash dividend on our common stock during one quarter within the relevant six-month period, the remaining contingent cash interest will accrue and be payable as of the 15th day preceding the last day of the relevant six-month period. We will make contingent cash interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, on the payment date for the related common stock dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid and any contingent additional principal accrues.
Contingent Additional Principal
On June 12, 2004, if our stock price factor is at or below the minimum stock price factor thresholds set forth in the table below, then contingent additional principal on the LYONs will accrue beginning on such date in lieu of original issue discount. If our stock price factor is above the minimum stock price factor thresholds set forth in the table below, then contingent additional principal on the LYONs will not accrue and original issue discount will continue to accrue on the issue price of the LYONs at the rate of 2.0%. The rate of accrual of contingent additional principal per LYON will be the adjusted yield resulting from deducting from our senior debt rate an amount in accordance with the table below, provided that in no event will the adjusted yield be greater than 9.0% or less than the initial yield to maturity of 2.0%. Contingent additional principal will accrue computed on a semi-annual bond equivalent basis for a period of two years. No additional contingent additional principal will accrue after June 12, 2006, but thereafter original issue discount will continue to accrue at a rate of 2.0% per year on (1) the original issue price of the LYONs, (2) any accrued original issue discount thereon, and (3) the amount of any contingent additional principal accrued between June 12, 2004 and June 12, 2006.

Our stock price factor is the average of the closing prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to June 12, 2004 expressed as a percentage of $81.59, which is the initial unadjusted accreted conversion price of the LYONs at June 12, 2004. In the event that the conversion rate of the LYONs is adjusted in accordance with the indenture, the initial unadjusted accreted conversion price of $81.59 will be adjusted accordingly. See "Description of LYONs—Conversion Rights" for a description of the manner in which the conversion rate may be adjusted.

The table below shows the amount to be subtracted from our applicable two-year unsecured senior debt rate, as determined by our bid solicitation agent prior to June 12, 2004. The resulting percentage is the adjusted yield per LYON during the two years commencing June 12, 2004.

Stock Price Factor Threshold
If Senior Debt Rate at June 12, 2004 is:

Amount to be Deducted from Senior Debt Rate:	<4.50%	>4.50% to 5.00%	>5.00% to 5.50%	>5.50% to 6.00%	>6.00% to 6.50%	>6.50% to 7.00%	>7.00% to 7.50%	>7.50% to 8.00%	>8.00% to 8.50%	>8.50%
-6.50%										<67%
-6.00%									<65%	<65%
-5.50%								<64%	<63%	<63%
-5.00%							<62%	<62%	<61%	<61%
-4.50%						<61%	<60%	<60%	<59%	<59%
-4.00%					<59%	<59%	<58%	<58%	<56%	<56%
-3.50%				<58%	<58%	<57%	<56%	<56%	<54%	<54%
-3.00%			<56%	<55%	<55%	<54%	<53%	<53%	<52%	<52%
-2.50%		<52%	<52%	<52%	<52%	<51%	<50%	<50%	<49%	<49%
-2.00%	<51%	<50%	<50%	<49%	<49%	<48%	<47%	<47%	<46%	<46%
-1.50%	<47%	<47%	<47%	<46%	<45%	<44%	<44%	<44%	<43%	<43%
-1.00%	<42%	<42%	<42%	<42%	<41%	<40%	<40%	<40%	<39%	<39%
-0.50%	<38%	<38%	<37%	<37%	<36%	<36%	<35%	<35%	<35%	<35%
0.00%	<31%	<31%	<31%	<30%	<30%	<30%	<29%	<29%	<29%	<29%
Tax Original Issue Discount	Pursuant to the terms of the indenture, Chiron and each holder of the LYONs agrees, for United States federal income tax purposes, to treat the LYONs as indebtedness that is subject to the regulations governing contingent payment debt instruments. Under those regulations, even if we do not pay any contingent cash interest on the LYONs, you will be required to include interest in your gross income for United States federal income tax purposes. This imputed interest is also referred to as tax original issue discount. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will likely exceed the stated yield of 2.0% for the accrued original issue discount and, if applicable, any adjusted yield resulting from accrued contingent additional principal.

Under these regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United States Federal Income Tax Consequences."

Purchase of LYONs at the Option of the Holder
Holders may require us to purchase all or a portion of their LYONs on the following dates at the following prices (these prices would be increased by accrued contingent additional principal, if any (and original issue discount accrued thereon)) :
	•	on June 12, 2004 for a price equal to $584.31 per LYON,
	•	on June 12, 2006 for a price equal to $608.04 per LYON,
	•	on June 12, 2011 for a price equal to $671.65 per LYON,
	•	on June 12, 2016 for a price equal to $741.92 per LYON,
	•	on June 12, 2021 for a price equal to $819.54 per LYON, and
	•	on June 12, 2026 for a price equal to $905.29 per LYON.

We may choose to pay the purchase price in cash or in common stock (based on the prevailing market price thereof) or a combination of cash and common stock. See "Description of LYONs—Purchase of LYONs at the Option of the Holder."
Change in Control
Upon a change in control of Chiron occurring on or before June 12, 2006, each holder may require us to purchase all or a portion of such holder's LYONs for cash at a price equal to 100% of the issue price for such LYONs plus accrued original issue discount and contingent additional principal, if any (and original issue discount accrued thereon), to the date of purchase. The change in control definition would allow Novartis AG (presently the owner of approximately 42% of our common stock) to acquire beneficial ownership of up to 79.9% of our common stock without triggering a change in control for purposes of the LYONs. See "Description of LYONs—Change in Control Permits Purchase of LYONs by Chiron at the Option of the Holder."
Redemption of LYONs at the Option of Chiron	We may redeem all or a portion of the LYONs for cash at any time on or after June 12, 2006, at specified redemption prices. See "Description of LYONs—Redemption of LYONs at the Option of Chiron."
Sinking Fund	None.
Trading Symbol for our Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol "CHIR."

RISK FACTORS

    Our business faces significant risks, and there are risks related specifically to the LYONs. The risks below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the trading price of our common stock could decline. Prospective investors should carefully consider the following information with the other information contained in this prospectus before purchasing the LYONs or common stock.

Risks Related to the LYONs

We expect that the trading value of the LYONS will be significantly affected by the price of our common stock and other factors.

    The market price of the LYONs is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the LYONs than would be expected for nonconvertible debt securities we issue. In addition, the LYONs have a number of new features that could adversely affect the value of, and the trading prices for, the LYONs. The market price of our common stock is subject to significant volatility due to any number of events, both internal and external to us. These include, without limitation:

  •
  results of clinical trials conducted by us or by our competitors;

  •
  announcements by us or our competitors regarding product development efforts, including the status of regulatory approval applications;

  •
  the outcome of legal proceedings, including claims filed by us against third parties to enforce our patents and claims filed by third parties against us relating to patents held by the third parties;

  •
  the launch of competing products;

  •
  the resolution of or the failure to resolve disputes with collaboration partners;

  •
  our corporate restructuring activities;

  •
  our licensing activities; and

  •
  the acquisition or sale by us of products, products in development or businesses.

    In connection with our research and development collaborations, from time to time we invest in equity securities of our corporate partners. The price of these securities also is subject to significant volatility and may be affected by, among other things, the types of events that affect our stock. Changes in the market price of these securities may impact our profitability and the trading price of our LYONs.

An active trading market for LYONs may not develop.

    The LYONs comprise a new issue of securities for which there is currently no public market. If the LYONs are traded, they may do so at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors. The LYONs will not be listed on any securities exchange, and we do not know whether an active trading market will develop or be maintained for the LYONs. To the extent that an active trading market for the LYONs does not develop, their liquidity and trading price may be harmed.

We may not have the ability to raise the funds necessary to finance the change in control purchase or the purchase at the option of the holder.

    On specified dates and upon the occurrence of specific kinds of change in control events occurring on or before June 12, 2006, holders of LYONs may require us to purchase their LYONs. However, it is possible that we would not have sufficient funds at that time to make the required purchase of LYONs. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. See "Description of LYONs—Purchase of LYONs by Chiron at the Option of the Holder" and "—Change in Control Permits Purchase of LYONs by Chiron at the Option of the Holder."

You should consider the United States federal income tax consequences of owning LYONs.

    Pursuant to the terms of the indenture, Chiron and each holder of the LYONs agrees, for United States federal income tax purposes, to treat the LYONs as indebtedness that is subject to the regulations governing contingent payment debt instruments. However, no assurance can be given that the IRS will not assert that the LYONs should be treated differently. Assuming that the LYONs are so treated, you will likely be required to include amounts in income, as ordinary income, in advance of the receipt of the cash or other property, including shares of our common stock, attributable thereto. The amount of interest income required to be included by you for each year will likely be in excess of the yield to maturity of the LYONs. You will recognize gain or loss on the sale, purchase by us at your option, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, purchase by us at your option, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the LYONs is described in this prospectus under the heading "Certain United States Federal Income Tax Consequences."

The LYONs are structurally subordinated. This may affect your ability to receive payments on the LYONs.

    The LYONs are obligations exclusively of Chiron. We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the LYONs, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the LYONs or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and, as a result, the right of the holders of the LYONs to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. The LYONs do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

Risks Relating to Our Business

We are focused on research and development of emerging technologies that may not ultimately result in commercial products, which would harm our business.

    We focus our research and development activities in areas in which we have particular strengths and on technologies that appear promising. These technologies often are on the cutting edge of modern science. As a result, the outcome of any research or development program is highly uncertain. Only a very small fraction of our programs ultimately result in commercial products or even product candidates. Product candidates that initially appear promising often fail to yield successful products. In many cases, preclinical or clinical studies will show that a product candidate does not have the intended therapeutic or prophylactic effect, or that it raises safety concerns or has other side effects which outweigh the intended benefit. Success in preclinical or early clinical trials, which generally focus on safety issues, may not translate into success in large-scale clinical trials, which are designed to show efficacy, often for reasons that are not fully understood. Even after a product is approved and launched, general usage or post-marketing studies may identify safety or other previously unknown problems with the product which may result in regulatory approvals being suspended, limited to narrow indications or revoked, or which may otherwise prevent successful commercialization. Any of these adverse results would seriously harm our business.

If we fail to obtain and maintain the regulatory approvals we need to market our products, our business will suffer.

    We are required to obtain and maintain regulatory approval in order to market most of our products. If we cannot obtain and maintain the necessary approvals, we will be unable to sell the affected products, which would cause our business to suffer. Generally, these approvals are on a product-by-product and country-by-country basis. In the case of therapeutic products, a separate approval is required for each therapeutic indication. Product candidates that appear promising based on early, and large-scale, clinical trials may not receive regulatory approval. The results of clinical trials often are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies.

Our products are complex and difficult to manufacture on a large-scale basis, which could cause us to delay product launches, experience shortages of products or prevent us from offering products on a volume basis.

    Most of our products are biologics. Manufacturing biologics is complex. Unlike chemical pharmaceuticals, a biologic product generally cannot be sufficiently characterized in terms of its physical and chemical properties to rely on assaying of the finished product alone to ensure that the product will perform in the intended manner. Accordingly, it is essential to be able to both validate and control the manufacturing process; that is, to show that the process works and that the product is made strictly and consistently in compliance with that process. Slight deviations anywhere in the manufacturing process, including quality control, labeling and packaging, may result in unacceptable changes in the products that may result in lot failures or product recalls. Manufacturing processes which are used to produce the smaller quantities of material needed for research and development purposes may not be successfully scaled up to allow production of commercial quantities at reasonable cost or at all. All of these difficulties are compounded when dealing with novel biologic products that require novel manufacturing processes. Accordingly, manufacturing is subject to extensive government regulation. Even minor changes in our manufacturing process require regulatory approval, which, in turn, may require further clinical studies.

    Specific to our product, TOBI® (tobramycin solution for inhalation), we rely on others to supply raw materials and to manufacture TOBI® according to regulatory requirements. Although we believe either one of our two suppliers of bulk powdered tobramycin will be able to supply sufficient quantities to meet our current needs, we have not entered into long-term supply contracts with the suppliers. Rather, we have an agreement for the formulation and packaging of TOBI® for a minimum term of 10 years. A number of factors could seriously harm our business, including, but not limited to:

  •
  We may be unable to obtain future supplies of bulk tobramycin on favorable terms;

  •
  Contract manufacturers may not be able to provide sufficient quantities of TOBI®; or

  •
  Products supplied to us may not meet specifications.

    In addition, any prolonged interruption in our operations or the operations of our contractors' manufacturing facilities could result in cancellations of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, damage to a facility due to natural disasters or suspension of power supplied to these facilities arising out of regional power shortages. Difficulties or delays in our or our contractors' manufacturing of existing or new products could increase costs and cause loss of revenue or market share.

If we cannot obtain necessary licenses to third party patents for the manufacture or sale of our products, we may have to withdraw from the market or delay the introduction of the affected product.

    Third parties, including competitors, have patents and patent applications in the U.S. and other significant markets that may be useful or necessary for the manufacture, use or sale of some of our products and products in development. It is likely that third parties will obtain other such patents in the future. Some of these patents may be sufficiently broad to prevent or delay us from manufacturing or marketing products important to our current and future business. The scope, validity and enforceability of these patents, if granted, the extent to which we may wish or need to obtain licenses to these patents, and the cost and availability of the licenses cannot be accurately predicted. If we cannot obtain these necessary licenses, we may have to withdraw the affected products from the market or we may experience delays in market introduction of the affected products while an attempt is made to design around these patents. Alternatively, we could find that the development, manufacture or sale of the affected products is foreclosed. We could also incur substantial costs in licensing or challenging the validity and scope of these patents.

If we are unable to adequately protect our intellectual property rights, our competitors may be able to rapidly introduce competitive products based on our inventions without having to pay us royalties.

    We seek to obtain patents on our inventions. Without the protection of patents, competitors may be able to use our inventions to manufacture and market competing products without being required to undertake the lengthy and expensive development efforts made by us and without having to pay royalties or otherwise compensate us for the use of the invention. Patents and patent applications owned or licensed to us may not provide substantial protection. Important legal questions remain to be resolved as to the extent and scope of available patent protection for biotechnology products and processes in the U.S. and other important markets. We do not know how many of our pending patent applications will be granted, or the effective coverage of those that are granted. In the U.S. and other important markets, the issuance of a patent is neither conclusive as to its validity nor the enforceable scope of its claims. We have engaged in significant litigation to determine the scope and validity of some of our patents and expect to continue to do so in the future. Even if we are successful in obtaining and defending patents, we cannot be sure that these patents will provide substantial protection. The length of time necessary to successfully resolve patent litigation may allow infringers of our patents to gain significant market advantage. Third parties may also be able to design around our patents and develop competitive products that do not use the inventions covered by our patents.

    Many countries, including some countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. For example, we may be compelled to grant a license if the third party's product is needed to meet a threat to public health or safety in a country, or we failed to work the invention in that country, or a third party has patented improvements. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, we may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of our patent.

Because most of our products are based on technologies that are unfamiliar to the healthcare community, they may not be accepted by healthcare providers and patients, which would harm our business.

    We may experience difficulties in launching new products, many of which are novel products based on technologies that are unfamiliar to the healthcare community. There can be no assurance that healthcare providers and patients will accept our products. In addition, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients. These guidelines or recommendations can be very influential and may directly or indirectly adversely affect the usage of our products. For example, these guidelines could recommend a decreased dosage of our products in conjunction with a concomitant therapy or recommend a competitive product over our product.

If we are unable to successfully compete in the highly competitive healthcare industry, our business could be harmed.

    We operate in a highly competitive environment, and competition is expected to increase. Competitors include large pharmaceutical, chemical and blood testing companies, as well as biotechnology companies. Some of these competitors, particularly large pharmaceutical and blood testing companies, have greater resources than we have. Accordingly, even if we are successful in launching a product, we may find that a competitive product dominates the market for any number of reasons, including the possibility that

  •
  the competitor may have launched its product first,

  •
  the competitor may have greater marketing capabilities, or

  •
  the competitive product may have therapeutic or other advantages.

    The technologies applied by us and our competitors are also rapidly evolving, and new developments frequently result in price competition and product obsolescence, which would harm our business.

Sales of our products may be adversely affected by the availability and amount of reimbursement to the user of our products from third parties, such as the government and insurance companies.

    In the U.S. and other significant markets, sales of our products may be affected by the availability of reimbursement from the government or other third parties, such as insurance companies. It is difficult to predict the reimbursement status of newly approved, novel biotechnology products such as ours, and current reimbursement policies for existing products may change. In some foreign markets, governments have issued regulations relating to the pricing and profitability of pharmaceutical companies. There have been proposals in the U.S. at both the federal and state level to implement these controls. The growth of managed care in the U.S. also has placed pressure on the pricing of healthcare products. These pressures can be expected to continue and could decrease our margins on affected products.

We expect to grow our business through transactions and may incur costs which may impact our profitability.

    Our management expects to grow our business in areas in which we can be most competitive, either through in-licensing, collaborations or acquisitions of products or companies. In connection with these efforts, we may incur significant charges, costs and expenses, which could impact our profitability, including impairment losses, restructuring charges, the write-off of purchased in-process technology, transaction-related expenses, costs associated with integrating new businesses and the cost of amortizing goodwill and other intangibles.

If we cannot initiate and maintain revenue-generating relationships with third parties, we may not be able to grow our revenues in the near to medium term.

    Many products in our current pipeline are in relatively early stages of research or development. Our ability to grow earnings in the near to medium term may depend, in part, on our ability to initiate and maintain other revenue-generating relationships with third parties, such as licenses to some of our technologies, and on our ability to identify and successfully acquire rights to later-stage products from third parties. We cannot assure you that these other sources of revenue will be established.

We collaborate with third parties to develop and commercialize new products; conflicts with or decisions by our partners could harm our business.

    An important part of our business strategy depends upon collaborations with third parties, including research collaborations and joint efforts to develop and commercialize new products. As circumstances change, we and our corporate partners may develop conflicting priorities or other conflicts of interest. We may experience significant delays and incur significant expenses in resolving these conflicts and may not be able to resolve these matters on acceptable terms. Even without conflicts of interest, the parties may differ in their views as to how best to realize the value associated with a current product or a product in development. In some cases, our corporate partner may have responsibility for formulating and implementing key strategic or operational plans. In addition, merger and acquisition activity within the biotechnology industry may affect our corporate partners, causing them to reprioritize their efforts related to research collaborations and other joint efforts with us. Decisions by our corporate partners on key clinical, regulatory, marketing, pricing, inventory management and other issues may prevent successful commercialization of the product or otherwise impact our profitability.

Our financial results are sensitive to interest rate and foreign currency exchange rate fluctuations as a result of our significant cash balances and short-term investments.

    We have significant cash balances and short-term investments. Our financial results, therefore, are sensitive to interest rate fluctuations in the U.S. In addition, we sell products in many countries throughout the world, and our financial results could be significantly affected by fluctuations in foreign currency exchange rates or by weak economic conditions in foreign markets.

We are subject to taxation in a number of jurisdictions and changes to the corporate tax rate and laws of any of these jurisdictions could increase the amount of corporate taxes we have to pay.

    We are taxable principally in the U.S., Germany, Italy, The Netherlands and the United Kingdom. All of these jurisdictions have in the past and may in the future make changes to their corporate tax rates and other tax laws, which could increase our tax provision in the future. We have negotiated a number of rulings regarding income and other taxes that are subject to periodic review and renewal. If these rulings are not renewed or are substantially modified, taxes payable in particular jurisdictions could increase. While we believe that all material tax liabilities are reflected properly in our balance sheet, we are presently under audit in several jurisdictions, and we may not prevail in all cases in the event the taxing authorities disagree with our interpretations of the tax law. In addition and subject to some limitations, we have assumed liabilities for all income taxes incurred prior to the sales of our former subsidiaries, Chiron Vision Corporation and Chiron Diagnostics Corporation. Future levels of research and development spending, capital investment and export sales will impact our entitlement to related tax credits and benefits that lower our effective tax rate.

RECENT DEVELOPMENTS

Second Quarter 2001 Earnings

    On July 25, 2001, we announced earnings for the quarter ended June 30, 2001. Pro-forma income from continuing operations (which excluded amortization expense on goodwill and acquired identifiable intangible assets related to the PathoGenesis acquisition) was $40.5 million for the quarter ended June 30, 2001, representing a 30% decrease over pro-forma income from continuing operations of $57.4 million for the quarter ended June 30, 2000. Diluted earnings per share from pro-forma continuing operations for the second quarter of 2001 also decreased 30% to $0.21 per share, from $0.30 per share for the second quarter of 2000. Total revenues increased 8% to $261.2 million for the second quarter of 2001, as compared with $240.9 million for the second quarter of 2000. Total revenues increased due to sales of TOBI® (obtained as part of the acquisition of PathoGenesis on September 21, 2000) and royalties earned on HCV and HIV probe diagnostic product sales by Roche (under agreements stemming from the October 2000 patent litigation settlement with Roche), offset by a decrease in sales of Menjugate™ since the second quarter of 2000 included sales for the United Kingdom's universal vaccination program. Total pro-forma operating expenses also increased, driven by an increase in selling, general and administrative ("SG&A") and research and development ("R&D"). SG&A increased with the acquisition of PathoGenesis on September 21, 2000. R&D increased due to the furtherance of the Company's clinical trials related to tifacogin (recombinant Tissue Factor Pathway Inhibitor or "TFPI") for severe sepsis, Proleukin® for HIV and progress in various other development platforms, including those obtained as part of the acquisition of PathoGenesis on September 21, 2000.

Agreement to Supply Menjugate™ to Quebec

    On July 17, 2001, we announced that our Canadian distributor, Merck Frosst Canada Ltd., concluded an agreement with the Quebec Ministry of Health to supply Menjugate™ for the province's vaccination campaign for the prevention of meningococcal C disease. The Quebec government valued the transaction at 75.0 million Canadian dollars (approximately $49.0 million at August 31, 2001) and said the agreement will allow the government to vaccinate approximately 1.7 million people. Starting in the fall of 2001, Menjugate™ will be used in Quebec for vaccinating children aged two months and older, adolescents, and young adults up to the age of 20.

Exercise of Warrants

    As a result of the acquisition of Cetus on December 12, 1991, a warrant to purchase 600,000 shares of our common stock with an exercise price of $13.125 per share was outstanding. On July 30, 2001, the holder elected a cashless exercise of the warrant, and we issued approximately 0.4 million shares of our common stock.

Appointment of President of Chiron Biopharmaceuticals

    On August 8, 2001, we announced the appointment of Craig Wheeler as President of Chiron Biopharmaceuticals effective August 31, 2001. As Vice President of The Boston Consulting Group since 1995, Mr. Wheeler was a senior member of the firm's health care practice and a key contributor to the firm's practice in pharmaceutical capabilities, hospital strategy and disease management. His clients included firms in the biotechnology, pharmaceutical, hospital, diagnostics and retail pharmacy industries.

Loan to Executive Officer

    In August 2001, we provided a loan of $0.8 million to an executive officer. The loan is non-interest bearing, secured by a second deed of trust on real estate and will be forgiven in August 2008 so long as the officer remains an employee of Chiron.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the LYONs or the shares of common stock offered by this prospectus. See "Selling Security Holders."

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for each of the last five years and for the six month periods ended June 30, 2000 and 2001.

	Years Ended December 31,					Six Months Ended June 30,
	1996	1997	1998	1999	2000	2000	2001
Ratio of earnings to fixed charges(1)	1.93x	1.54x	3.27x	4.86x	4.73x	8.80x	16.06x

(1)
For purposes of this ratio, "earnings" consist of earnings before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness and capital lease obligations, the interest component of rental expense, amortization of debt discount and issuance expenses.

DESCRIPTION OF LYONS

    We issued the LYONs under an indenture dated as of June 12, 2001, between us and State Street Bank and Trust Company of California, N.A., as trustee. The following summarizes the material provisions of the LYONs and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture. As used in this description, the words "we," "us," "our" or "Chiron" do not include any current or future subsidiary of Chiron.

General

    The LYONs are limited to $730,000,000 aggregate principal amount at maturity. The LYONs mature on June 12, 2031. At maturity of each LYON a holder will receive $1,000 plus any accrued contingent additional principal (and accrued original issue discount thereon). The LYONs will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

    The LYONs were offered at a substantial discount from their principal amount at maturity. Except as described below under "—Contingent Cash Interest", we will not make periodic payments of interest on the LYONs. Each LYON was issued at an issue price of $550.45 per LYON. However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. Original issue discount will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. Original issue discount will also accrue at that rate on any accrued contingent additional principal. The commencement date for the accrual of original issue discount, was June 12, 2001.

    Pursuant to the terms of the indenture, Chiron and each holder of the LYONs agrees for United States federal income tax purposes to treat the LYONs as indebtedness that is subject to the regulations governing contingent payment debt instruments. Under those regulations, the LYONs were issued with original issue discount for United States federal income tax purposes. Even if we do not pay any cash interest (including any contingent cash interest) on the LYONs, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount will accrue will likely exceed the stated yield of 2.0% for the accrued original issue discount and, if applicable, any adjusted yield resulting from accrued contingent additional principal. See "Certain United States Federal Income Tax Consequences."

    Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount, contingent cash interest, if any, and contingent additional principal, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

    LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee. We will not charge a service fee for any registration or transfer or exchange of LYONs.

Ranking of LYONS

    The LYONs rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

    The LYONs are obligations exclusively of Chiron. We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the LYONs, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and, as a result, the right of the holders of the LYONs to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. See "Risk Factors—The LYONs are structurally subordinated. This may affect your ability to receive payments on the LYONs."

Conversion rights

    A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into common stock at any time before the close of business on June 12, 2031. However, a holder may convert a LYON only until the close of business on the second business day immediately preceding the redemption date if we call a LYON for redemption. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYON may be converted only if such notice is withdrawn in accordance with the indenture.

    The initial conversion rate is 7.1613 shares of common stock per LYON, subject to adjustment upon the occurrence of the events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date.

    On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount or accrued contingent additional principal, if any. Our delivery to the holder of the fixed number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

  •
  to satisfy our obligation to pay the principal amount at maturity of the LYON; and

  •
  to satisfy our obligation to pay accrued original issue discount, accrued tax original issue discount, and accrued contingent additional principal, if any, attributable to the period from the issue date through the conversion date.

    As a result, accrued original issue discount, accrued tax original discount and accrued contingent additional principal, if any, is deemed to be paid in full rather than cancelled, extinguished or forfeited.

    If contingent or semiannual interest is payable to holders of LYONs during any particular six-month period, and such LYONs are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such LYONs at the close of business on the accrual or record date will receive the contingent or semiannual interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion and such LYONs upon surrender must be accompanied by funds equal to the amount of contingent or semiannual interest payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

    The conversion rate will not be adjusted for accrued original issue discount, contingent additional principal, if any, or any contingent cash interest. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain United States Federal Income Tax Consequences—Sale, Exchange, Conversion or Redemption."

    To convert a LYON into shares of common stock, a holder must:

  •
  complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

  •
  surrender the LYON to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

    Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

    The conversion rate will be adjusted for:

  •
  dividends or distributions on our common stock payable in common stock or other capital stock of Chiron;

  •
  certain subdivisions, combinations or reclassifications of our common stock;

  •
  distributions to all holders of our common stock of certain rights entitling them to purchase, for a period expiring within 60 days, shares of common stock at less than the sale price at the time; and

  •
  distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings but including certain extraordinary dividends where the annualized amount thereof per share exceeds 5% of the sale price on the day preceding the date of declaration of such dividend or other distribution).

    In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

    In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution.

    However, no adjustment need be made if holders may participate in the transaction on a basis that our board of directors determines to be fair and appropriate or in certain other cases.

    The indenture permits us to increase the conversion rate from time to time.

    If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Chiron or another person which the holder would have received if the holder had converted the holder's LYONs immediately prior to the transaction.

    In the event of

  •
  a taxable distribution to holders of common shares which results in an adjustment of the conversion rate; or

  •
  an increase in the conversion rate at our discretion

the holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain United States Federal Income Tax Consequences—Constructive Dividends."

Contingent Cash Interest

    Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of LYONs during any six-month period from June 13 to December 12 and from December 13 to June 12, with the initial six-month period commencing after June 12, 2006, if the average market price of a LYON for the five trading days ending on the third trading day immediately preceding the relevant six-month period equals 120% or more of the sum of the (1) issue price, (2) accrued original issue discount, and (3) contingent additional principal, if any, for such LYON to the day immediately preceding the first day of the applicable six-month period. See "—Redemption of LYONs at the Option of Chiron" for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the third trading day immediately preceding such record date.

    During any period when contingent cash interest shall be payable, the contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of .0625% of such average market price of a LYON for the five trading day measurement period or any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate, provided that if we do not pay cash dividends during a semi-annual period, we will pay contingent cash interest semi-annually at a rate of .125% of the average market price of a LYON for the measurement period.

    Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period, or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related common stock dividend. If we only pay a regular cash dividend on our common stock during one quarter within the relevant six-month period, the remaining contingent cash interest will accrue and be payable as of the 15th day preceding the last day of the relevant six-month period. We will make contingent cash interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, on the payment date for the related common stock dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid and any contingent additional principal accrues.

    Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our Board as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends. We have not paid, and we do not intend in the future to pay, dividends on our common stock.

    The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

  •
  at least three such bids are not obtained by the bid solicitation agent; or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (1) the then applicable conversion rate of the LYONs multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

    The bid solicitation agent will initially be State Street Bank and Trust Company of California. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

    Upon determination that LYON holders will be entitled to receive contingent cash interest during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our website as soon as practicable.

Contingent Additional Principal

    On June 12, 2004, if our stock price factor is at or below the minimum stock price factor thresholds set forth in the table below, then contingent additional principal on the LYONs will accrue beginning on such date in lieu of original issue discount. If our stock price factor is above the minimum stock price factor thresholds set forth in the table below, then contingent additional principal on the LYONs will not accrue and original issue discount will continue to accrue on the issue price of the LYONs at the rate of 2.0%. The rate of accrual of contingent additional principal per LYON will be the adjusted yield resulting from deducting from our senior debt rate an amount in accordance with the table below, provided that in no event will the adjusted yield be greater than 9.0% or less than the initial yield to maturity of 2.0%. Contingent additional principal will accrue computed on a semi-annual bond equivalent basis for a period of two years. No additional contingent additional principal will accrue after June 12, 2006, but thereafter original issue discount will continue to accrue at a rate of 2.0% per year on (1) the original issue price of the LYONs, (2) any accrued original issue discount thereon, and (3) the amount of any contingent additional principal accrued between June 12, 2004 and June 12, 2006.

    Our stock price factor is the average of the closing prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to June 12, 2004 expressed as a percentage of $81.59, which is the initial unadjusted accreted conversion price of the LYONs at June 12, 2004. In the event that the conversion rate of the LYONs is adjusted in accordance with the indenture, the initial unadjusted accreted conversion price of $81.59 will be adjusted accordingly. See "—Conversion Rights" for a description of the manner in which the conversion rate may be adjusted.

    Our "senior debt rate" means the average of the interest rate quotations for a new issuance of our two-year semi-annual cash-pay unsecured senior debt obtained by the rate solicitation agent for an issuance in an amount equal to the issue price of the LYONs plus any accrued original issue discount through June 12, 2004 at approximately 4:00 p.m., New York City time, on the day three trading days prior to June 12, 2004 from three independent nationally recognized securities dealers we select. If three such quotations are not obtained by the rate solicitation agent, then we will use the average of two quotations obtained. If only one such quotation is obtained, we will use such quotation. In the event that no quotations are obtained, our senior debt rate will be determined by the good faith determination of our board of directors. The rate solicitation agent will initially be State Street Bank and Trust Company of California. We may change the rate solicitation agent, but the rate solicitation agent will not be our affiliate. The rate solicitation agent will solicit rate quotations from securities dealers that are believed by us to be willing to provide a quote for our senior debt.

    The table below shows the amount to be deducted from our applicable senior debt rate to determine the adjusted yield per LYON during the two years commencing June 12, 2004.

Stock Price Factor Threshold
If Senior Debt Rate at June 12, 2004 is:

Amount to be Deducted from Senior Debt Rate:	<4.50%	>4.50% to 5.00%	>5.00% to 5.50%	>5.50% to 6.00%	>6.00% to 6.50%	>6.50% to 7.00%	>7.00% to 7.50%	>7.50% to 8.00%	>8.00% to 8.50%	>8.50%
-6.50%										<67%
-6.00%									<65%	<65%
-5.50%								<64%	<63%	<63%
-5.00%							<62%	<62%	<61%	<61%
-4.50%						<61%	<60%	<60%	<59%	<59%
-4.00%					<59%	<59%	<58%	<58%	<56%	<56%
-3.50%				<58%	<58%	<57%	<56%	<56%	<54%	<54%
-3.00%			<56%	<55%	<55%	<54%	<53%	<53%	<52%	<52%
-2.50%		<52%	<52%	<52%	<52%	<51%	<50%	<50%	<49%	<49%
-2.00%	<51%	<50%	<50%	<49%	<49%	<48%	<47%	<47%	<46%	<46%
-1.50%	<47%	<47%	<47%	<46%	<45%	<44%	<44%	<44%	<43%	<43%
-1.00%	<42%	<42%	<42%	<42%	<41%	<40%	<40%	<40%	<39%	<39%
-0.50%	<38%	<38%	<37%	<37%	<36%	<36%	<35%	<35%	<35%	<35%
0.00%	<31%	<31%	<31%	<30%	<30%	<30%	<29%	<29%	<29%	<29%

    For example, if, according to the procedures described above, our senior debt rate is determined to be 6.30% and the average of the closing prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to June 12, 2004 is $46.02, which is 56.4% of $81.59, the accreted conversion price (assuming no adjustments) of the LYONs, then we will deduct 3.50% from 6.30% to determine an adjusted yield of 2.80%. In the event that any contingent additional principal accrues on the LYONs, the principal amount at maturity of the LYONs will exceed the initial principal amount at maturity of $1,000 per LYON. Contingent additional principal will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

    In the event that any contingent additional principal accrues on the LYONs, we will disseminate a press release containing this information, including the adjusted yield, the amount of contingent additional principal, revised redemption prices, revised prices at which we will purchase the LYONs at the option of the holders and the amount payable upon maturity of the LYONs. In addition, we will publish this information on our website. We will also notify the trustee under the indenture of any accrual of contingent additional principal and resulting increase in the principal amount at maturity per LYON on a periodic basis. Following receipt of such notice, the trustee will provide such information to The Depository Trust Company for dissemination to its participants.

Redemption of LYONs at the Option of Chiron

    No sinking fund is provided for the LYONs. Prior to June 12, 2006, we cannot redeem the LYONs at our option. Beginning on June 12, 2006, we may redeem the LYONs for cash as a whole at any time, or in part from time to time. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs.

    The table below shows redemption prices of a LYON on June 12, 2006, at each June 12 thereafter prior to maturity and at maturity on June 12, 2031. These prices reflect the issue price plus accrued original issue discount to the redemption date and assume no contingent additional principal is payable. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the preceding date in the table. In addition, if contingent additional principal accrues, these prices will be increased to include such contingent additional principal (and any original issue discount accrued thereon).

Redemption Date	(1) LYON Issue Price	(2) Accrued Original Issue Discount	(3) Redemption Price (1) + (2)
June 12,
2006	$550.45	$57.59	$608.04
2007	550.45	69.81	620.26
2008	550.45	82.28	632.73
2009	550.45	95.00	645.45
2010	550.45	107.97	658.42
2011	550.45	121.20	671.65
2012	550.45	134.70	685.15
2013	550.45	148.48	698.93
2014	550.45	162.52	712.97
2015	550.45	176.85	727.30
2016	550.45	191.47	741.92
2017	550.45	206.39	756.84
2018	550.45	221.60	772.05
2019	550.45	237.12	787.57
2020	550.45	252.95	803.40
2021	550.45	269.09	819.54
2022	550.45	285.57	836.02
2023	550.45	302.37	852.82
2024	550.45	319.51	869.96
2025	550.45	337.00	887.45
2026	550.45	354.84	905.29
2027	550.45	373.03	923.48
2028	550.45	391.60	942.05
2029	550.45	410.53	960.98
2030	550.45	429.85	980.30
At stated maturity	550.45	449.55	1,000.00

    If we redeem less than all of the outstanding LYONs, the trustee shall select the LYONs to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000 (plus any accrued contingent additional principal and accrued original issue discount thereon) by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of LYONs at the Option of the Holder

    On June 12 of 2004, 2006, 2011, 2016, 2021 and 2026 holders may require us to purchase any outstanding LYON for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date.

    The purchase price of a LYON will be as set forth below, plus, if applicable, accrued contingent additional principal (and any accrued original issue discount thereon):

  •
  $584.31 per LYON on June 12, 2004;

  •
  $608.04 per LYON on June 12, 2006;

  •
  $671.65 per LYON on June 12, 2011;

  •
  $741.92 per LYON on June 12, 2016;

  •
  $819.54 per LYON on June 12, 2021; and

  •
  $905.29 per LYON on June 12, 2026.

    The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Consequences—Sale, Exchange, Conversion or Redemption."

    We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

  •
  whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

  •
  if we elect to pay in common stock, the method of calculating the market price of the common stock; and

  •
  the procedures that holders must follow to require us to purchase their LYONs.

    The purchase notice given by each holder electing to require us to purchase LYONs shall be given to the paying agent no later than the close of business on the purchase date and must state:

  •
  the certificate numbers of the holder's LYONs to be delivered for purchase;

  •
  the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000 (plus any accrued contingent additional principal and accrued original issue discount thereon);

  •
  that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

  •
  in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

  (1)
  to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

    (2)
    to receive cash in such event in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

    If the holder fails to indicate the holder's choice with respect to the election described in the fourth bullet point of the immediately preceding paragraph, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances.

    A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

  •
  the principal amount at maturity of the LYONs being withdrawn;

  •
  the certificate numbers of the LYONs being withdrawn; and

  •
  the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

    If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

    We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.

    The "market price" of our common stock means the average of the sale prices of the common stock for the five trading day period ending on (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

    The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

    Because the market price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

    Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of LYONs (plus any accrued contingent additional principal and accrued original issue discount thereon) in accordance with the foregoing provisions, we will issue a press release and publish such information on our website.

    In addition to the above conditions, our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

  •
  listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

  •
  the registration of the common stock under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

    If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will be required to pay the purchase price of the LYONs of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

    In connection with any purchase offer, we will to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

    Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the LYON to be paid promptly following the later of the purchase date or the time of delivery of the LYON.

    If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

    We may not purchase any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs.

Change in Control Permits Purchase of LYONs by Chiron at the Option of the Holder

    In the event of a change in control (as defined below) occurring on or prior to June 12, 2006 with respect to Chiron each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such LYONs equal to the issue price plus accrued original issue discount and contingent additional principal, if any (and accrued original issue discount thereon), to the purchase date. We will be required to purchase the LYONs no later than 35 business days after the occurrence of such change in control but in no event prior to the date on which such change in control occurs. We refer to this date in this prospectus as the "change in control purchase date."

    Within 15 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

  •
  the events causing a change in control;

  •
  the date of such change in control;

  •
  the last date on which a holder may exercise the purchase right;

  •
  the change in control purchase price;

  •
  the change in control purchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate and any adjustments to the conversion rate;

  •
  that LYONs with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

    To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

  •
  the certificate numbers of the LYONs to be delivered by the holder;

  •
  the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000 (plus any accrued contingent additional principal and accrued original issue discount thereon); and

  •
  that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

    A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

  •
  the principal amount at maturity of the LYONs being withdrawn;

  •
  the certificate numbers of the LYONs being withdrawn; and

  •
  the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

    Our obligation to pay the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such LYON to be paid promptly following the later of the change in control purchase date or the time of delivery of such LYON.

    If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, original issue discount and contingent cash interest, if any, on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

    Under the indenture, a "change in control" of Chiron is deemed to have occurred at such time as:

  •
  any person, including its affiliates and associates, other than Chiron, its subsidiaries, their employee benefit plans, or Novartis, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions;

  •
  Novartis, including its affiliates (other than Chiron, Chiron's subsidiaries and their employee benefit plans), files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of more than 79.9% of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

  •
  there shall be consummated any share exchange, consolidation or merger of Chiron pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger of Chiron in which the holders of the common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

    The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

    In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

    The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Chiron. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of our common stock;

  •
  to obtain control of Chiron by means of a merger, tender offer, solicitation or otherwise; or

  •
  part of a plan by management to adopt a series of anti-takeover provisions.

    Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

    We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

    We may not purchase LYONs at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

Events of Default

    The following are events of default for the LYONs:

  (1)
  default in payment of the principal amount at maturity, redemption price, purchase price or change in control purchase price or contingent additional principal, if any, with respect to any LYON when such becomes due and payable;

  (2)
  default in payment of any contingent cash interest, which default continues for 30 days;

  (3)
  our failure to comply with any of our other agreements in the LYONs or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

  (4)
  (A) the failure of Chiron or any subsidiary to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of Chiron for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an aggregate principal amount in excess of $25 million and continuance of such failure, or (B) the acceleration of Indebtedness because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of subclause (A) of this clause, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding. However, if any such failure or acceleration referred to in subclause (A) or (B) of this clause shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

  (5)
  certain events of bankruptcy or insolvency affecting us or certain of our subsidiaries.

    If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid contingent cash interest through the date of such declaration and any accrued contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Chiron, the issue price of the LYONs plus the original issue discount, any contingent cash interest and contingent additional principal accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Merger and Sales of Assets by Chiron

    The indenture provides that Chiron may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

  (1)
  the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  such person assumes all obligations of Chiron under the LYONs and the indenture; and

  (3)
  Chiron or such successor person shall not immediately thereafter be in default under the indenture.

    Upon the assumption of Chiron's obligations by such a person in such circumstances, subject to certain exceptions, Chiron shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to June 12, 2006 could constitute a change in control of Chiron permitting each holder to require Chiron to purchase the LYONs of such holder as described above.

Modification

    We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the LYONs with the consent of the holders of at least a majority in principal amount at maturity of the LYONs then outstanding. However, without the consent of each holder, no supplemental indenture may:

  •
  alter the manner of calculation or rate of accrual of original issue discount, contingent cash interest or contingent additional principal on any LYON or extend the time of payment;

  •
  make any LYON payable in money or securities other than that stated in the LYON;

  •
  change the stated maturity of any LYON;

  •
  reduce the amount of principal payable upon acceleration of maturity of the LYONs, following a default;

  •
  reduce the percentage of holders of LYONs whose consent is needed to modify or amend the indenture;

  •
  reduce the principal amount at maturity, accrued original issue discount, contingent cash interest, contingent additional principal, if any, redemption price, purchase price or change in control purchase price with respect to any LYON;

  •
  make any change that adversely affects the right of a holder to convert any LYON;

  •
  make any change that adversely affects the right to require us to purchase a LYON;

  •
  impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; and

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

    Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

  •
  to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;

  •
  to secure our obligations in respect of the LYONs;

  •
  to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

  •
  to cure any ambiguity or inconsistency in the indenture; and

  •
  to make any change that does not adversely affect the rights of the holders of the LYONs.

    The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of the holders of all LYONs:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued original issue discount, contingent cash interest, contingent additional principal, if any, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

Discharge of the Indenture

    We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

Calculations in Respect of LYONs

    We will be responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, determination of the average market prices of the LYONs and of our common stock and amounts of contingent cash interest payments and contingent additional principal, if any, payable on the LYONs. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

    If a bankruptcy proceeding is commenced in respect of Chiron, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount and contingent additional principal that has accrued from the date of issue to the commencement of the proceeding. In addition, the holders of the LYONs will be effectively subordinated to the indebtedness and other obligations of our subsidiaries and to secured obligations, to the extent of the security.

Governing Law

    The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

    State Street Bank and Trust Company of California, N.A. is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Book-Entry System

    The LYONs are only issued in the form of global securities held in book-entry form. DTC or its nominee are the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the LYONs, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of LYONs under the global securities or the indenture. Chiron and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

    The LYONs, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

  •
  we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

  •
  a default under the indenture occurs and is continuing.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including Merrill Lynch, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

    We entered into a registration rights agreement with Merrill Lynch pursuant to which we agreed, at our expense, for the benefit of the holders, to file with the Securities and Exchange Commission (the "SEC") a shelf registration statement covering resale of the LYONs and the shares of common stock issuable upon conversion of the LYONs within 90 days after the first date of original issuance of the LYONs, which accrued on June 12, 2001. We agreed to use reasonable efforts to cause the shelf registration statement to become effective within 180 days of such first date of original issuance, and to keep a shelf registration statement effective until the earlier of (1) the sale pursuant to a shelf registration statement of all the securities registered thereunder and (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Chiron under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions. We are permitted to suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We have agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of LYONs and holders of shares of common stock if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured, (1) in respect of any LYONs, at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the Applicable Principal Amount (as defined) thereof and, (2) in respect of any shares of common stock issued upon conversion at a rate per year equal to 0.25% for the first 90 day period and 0.5% thereafter of the then Applicable Conversion Price (as defined). So long as the failure to file or become effective or unavailability continues, we will pay Liquidated Damages in cash on June 12 and December 12 of each year to the holders of record of the LYONs or shares of common stock on the immediately preceding May 27 or November 27. When such registration default is cured, accrued and unpaid Liquidated Damages will be paid in cash to the record holder as of the date of such cure.

    A holder who sells LYONs and shares of common stock issued upon conversion of the LYONs pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We will pay all expenses of a shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the LYONs and the shares of common stock issued upon conversion of the LYONs.

    The term "Applicable Principal Amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of LYONs, the sum of the initial issue price of such LYONs ($550.45) plus accrued original issue discount and contingent additional principal, if any, with respect to such LYONs through such date of determination or, if no LYONs are then outstanding, such sum calculated as if such LYONs were then outstanding.

    The term "Applicable Conversion Price" means, as of any date of determination, the Applicable Principal Amount per $1,000 principal amount at maturity of LYONs as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no LYONs are then outstanding, the conversion rate that would be in effect were LYONs then outstanding.

    We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. As part of the original issuance of the LYONs, we made available a form of notice and questionnaire (the "Questionnaire") to be completed and delivered by a holder to us at least five business days prior to any intended distribution of LYONs and our shares of common stock issuable in respect of the LYONs pursuant to a shelf registration statement. Holders wanting to be named as a selling security holder in the related prospectus are required to complete and deliver the Questionnaire. Upon receipt of such a completed Questionnaire, together with such other information as may be reasonably requested by us, from a holder following the effectiveness of a shelf registration statement, we will, as promptly as practicable, file such amendments to a shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of LYONs and our shares of common stock issuable upon conversion of the LYONs, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a Questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the LYONs or our shares of common stock issuable upon conversion of the LYONs pursuant to the shelf registration statement.

DESCRIPTION OF OUR CAPITAL STOCK

General

    Our authorized capital stock consists of 499,500,000 shares of common stock, $0.01 par value per share, 500,000 shares of restricted common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share. As of August 31, 2001, there were 189,654,071 shares of common stock issued and outstanding and no shares of restricted common stock or preferred stock issued and outstanding.

Common Stock

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Restricted Common Stock

    The holders of restricted common stock are entitled to certain limited voting, dividend and liquidation rights, as well as a limited right to convert or exchange restricted common stock into common stock. The specific rights and restrictions are to be determined and fixed by our board of directors in the resolution providing for the issuance of any series of restricted common stock. However, in determining and fixing these rights, the board of directors' power is restricted in the following manner:

  •
  the board of directors can provide that the restricted common stock may be converted or exchanged into common stock, however, only at a conversion or exchange ratio not exceeding one share of common stock for each share of restricted common stock;

  •
  the board of directors can provide that the holders of restricted common stock may vote at any meeting of our stockholders, however, the number of votes per share of restricted common stock shall not exceed the proportionate vote of common stock into which such restricted common stock is convertible or exchangeable;

  •
  the board of directors can provide that the holders of restricted common stock may receive dividends, provided however, that dividends on each share of restricted common stock shall be less than the proportionate dividend on each share of common stock into which such restricted common stock is convertible or exchangeable; and

  •
  the board of directors can provide that the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding; provided however, that the amount per share paid in liquidation on each share of restricted common stock shall be less than the proportionate amount per share paid on each share of common stock into which such restricted common stock is convertible or exchangeable.

Preferred Stock

    The board of directors has the authority to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of Chiron without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power to the holders of common stock, including the loss of voting control to others. We have no present plans to issue any of the preferred stock.

Anti-Takeover Effects of Delaware Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

  (1)
  prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  (2)
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned: by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  (3)
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Under Section 203, a "business combination" includes:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

  •
  any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholders, subject to limited exceptions;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N.A. Shareowner Services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    This discussion describes the material United States federal income tax consequences of owning the LYONs and, to the extent described below, our common stock received upon an exchange, conversion or redemption of the LYONs. It is the opinion of Sullivan & Cromwell, special tax counsel to Chiron. It applies to you only if you hold your LYON or common stock as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns LYONs that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns LYONs as part of a straddle or conversion transaction for tax purposes, or

  •
  a person whose functional currency for tax purposes is not the U.S. dollar.

    This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    No statutory, administrative or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

    We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the LYONs and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the LYONs

    Pursuant to the terms of the indenture, we and each holder of the LYONs agree, for United States federal income tax purposes, to treat the LYONs as indebtedness that is subject to the regulations governing contingent payment debt instruments and the remainder of this discussion assumes that the LYONs will be so treated. However, no assurance can be given that the IRS will not assert that the LYONs should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in LYONs.

United States Holders

    This discussion applies to U.S. Holders.

    You are a U.S. holder if you are a beneficial owner of a LYON and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

    A beneficial owner of LYONs that is a non-U.S. Holder (as defined in "—Non-U.S. Holders" below) should see "Non-U.S. Holders" below.

    Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the LYONs, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the accruals on the LYONs for non-tax purposes and in excess of any contingent interest payments actually received in that year.

    If you purchase a LYON for a price equal to the adjusted issue price (as defined below) of the LYON, you must accrue an amount of ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a LYON that equals:

  •
  the product of (i) the adjusted issue price of the LYON as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the LYON, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that the U.S. Holder held the LYON.

    The issue price of a LYON is the first price at which a substantial amount of the LYONs is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a LYON is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the LYON.

    The term "comparable yield" means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

    If you purchase your LYON at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your LYON and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly.

    We are required to provide you, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the LYONs. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the exchange feature. The comparable yield and projected payment schedule are available from Chiron by telephoning the Chiron Investor Relations Department at 510-923-3309 or submitting a written request for such information to: Chiron Corporation, 4560 Horton Street, Emeryville, CA 94608-2916, Attention: Investor Relations.

    For United States federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the LYONs, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or projected payment schedule, you must also establish that our comparable yield or schedule of projected payments is unreasonable.

    Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a LYON at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

  THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE LYONs FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO THE LYONs.

  Adjustments to Interest Accruals on the LYONs

    If you receive actual payments with respect to a LYON in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a "net positive adjustment" equal to the amount of such excess. You would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

    If you receive actual payments with respect to a LYON in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (1) reduce your interest income on the LYONs for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of your interest income on the LYON during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

    If the adjusted issue price of your LYON is greater than the price you paid for your LYON, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your LYON is less than the price you paid for your LYON, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

  Sale, Exchange, Conversion or Redemption

    Generally, the sale, exchange or conversion of a LYON, or the redemption of a LYON for cash, will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the LYONs includes the receipt of stock upon exchange as a contingent payment with respect to the LYONs. Accordingly, we intend to treat the receipt of our common stock by you upon the exchange or conversion of a LYON, or upon the redemption of a LYON where we elect to pay in common stock, as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, an exchange or such a redemption will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (1) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and (2) your adjusted tax basis in the LYON. Your adjusted tax basis in a LYON will generally be equal to your original purchase price for the LYON, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the LYON to you, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your LYON at a price other than the adjusted issue price determined for tax purposes. Gain recognized upon a sale, exchange, conversion or redemption of a LYON will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the LYON is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

    Your tax basis in our common stock received upon an exchange or conversion of a LYON or upon a holder's exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of exchange or redemption.

  Constructive Dividends

    If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the exchange rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to you.

    For example, an increase in the exchange rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Non-U.S. Holders

    This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a LYON and are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

  •
  a foreign partnership, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a LYON.

    If you are a U.S. Holder, this section does not apply to you.

  Payments Made with Respect to the LYONs

    Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a non-U.S. Holder:

  •
  payments of contingent cash interest in respect of any regular cash dividends paid by us per share on our common stock during a quarterly period made to you will not be exempt from United States federal income or withholding tax and, therefore, you will be subject to withholding on such payments of contingent cash interest at a rate of 30%, unless reduced by a treaty or by receipt of a Form W-8ECI from you claiming that the payments are effectively connected with your United States trade or business;

  •
  we and other U.S. payors generally will not be required to deduct United States withholding tax from other payments of interest and principal (other than the portion of principal attributable to accrued but unpaid contingent cash interest in respect of regular cash dividends) to you if, in the case of other payments of interest:

    (1)
    you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

    (2)
    you are not a controlled foreign corporation that is related to us through stock ownership, and

    (3)
    the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

    (a)
    you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

    (b)
    in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

    (c)
    the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

    (i)
    a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

    (ii)
    a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

    (iii)
    a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

      (d)
      the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

      (i)
      certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

      (ii)
      to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

      (e)
      the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

  •
  no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your LYON.

  Dividends on Common Stock and Constructive Dividends

    Except as described below, if you are a non-U.S. Holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a non-U.S. Holder of the LYONs and you receive a constructive distribution as a result of a change in the exchange ratio of your LYONs, we and other payors may withhold on other payments made on your LYONs in between the date of the constructive distribution and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive distribution is made if the relevant payor has control over, or custody of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

    If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends or any other payments, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

    If you are a corporate non-U.S. Holder, "effectively connected" dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

  Gain on Disposition of Common Stock

    If you are a non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

    If you are a corporate non-U.S. Holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

    We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

  United States Federal Estate Tax

    A LYON held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

  •
  the income on the LYON would not have been effectively connected with a United States trade or business of the decedent at the same time.

However, shares of common stock held by the decedent at the time of death will be included in the decedent's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

  U.S. Holders

    In general, if you are a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal and interest on and any constructive distribution with respect to your LYON, including amounts accruing under the rules for contingent payment debt instruments, and dividends on your common stock. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your LYONs before maturity or your common stock within the United States. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

  Non-U.S. Holders

    In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—Non-U.S. Holders—Payments Made with Respect to the LYONs" are satisfied or you otherwise establish an exemption.

    In general, payment of the proceeds from the sale of LYONs or common stock effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a non-U.S. holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  (1)
  an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  (2)
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

    If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest and constructive distributions on your LYONs and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

    In general, payment of the proceeds from the sale of LYONs or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of LYONs or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption.

    In addition, payment of the proceeds from the sale of LYONs or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  (1)
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  (2)
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of LYONs or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

SELLING SECURITY HOLDERS

    The LYONs were originally issued by us to Merrill Lynch in a transaction exempt from the registration requirements of the Securities Act and were immediately resold by Merrill Lynch to persons reasonably believed by Merrill Lynch to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the LYONs and common stock into which the LYONs are convertible.

    The following table sets forth information as of September 5, 2001, with respect to the selling holders and the principal amounts of LYONs beneficially owned by each selling holder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling holders. Each selling holder cannot sell the LYONs or shares without furnishing to us a questionnaire setting forth the information specified below. However, as of the date of this prospectus, not every holder has provided to us a questionnaire. Therefore, the heading "Other" in the "Name" column below represents the LYONs and shares held by holders who have not yet returned to us their questionnaire.

    The selling holders may offer all, some or none of the LYONs or common stock into which the LYONs are convertible. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their LYONs in transactions exempt from the registration requirements of the Securities Act. No selling security holder named in the table below beneficially owns one percent or more of our common stock assuming conversion of a selling security holders LYONS.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the LYONS, is subject to adjustment under certain circumstances.

Name	Principal Amount of LYONs Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Common Stock Offered(1)	LYONs Owned After Completion of Offering(2)	Common Stock Owned After Completion of Offering(2)	Material Relationship(3)

Alpha U.S. Sub Fund VIII, LLC	$2,000,000	14,323	14,323	0	0	None.
Associated Electric & Gas Insurance Services Limited	$1,000,000	7,161	7,161	0	0	None.
Banca Del Gattardo Lugano, Switzerland	$500,000	3,581	3,581	0	0	None.
Barclays Capital Securities	$50,500,000	361,646	361,646	0	0	None.
CIBC WM (International) Arbitrage	$9,000,000	64,452	64,452	0	0	None.
Commerzbank AG.	$30,000,000	446,419	214,839	0	0	None.
Conseco Annuity Assurance—Multi Bucket Annuity Convertible Bond Fund	$7,000,000	50,129	50,129	0	0	None.
Credit Lyonnais Securities (USA) Inc.	$6,000,000	42,968	42,968	0	0	None.
D.E. Shaw Investments, L.P.	$10,100,000	72,329	72,329	0	0	None.
D.E. Shaw Valance, L.P.	$40,300,000	288,600	288,600	0	0	None.
Deephaven Domestic Convertible Trading, Inc.	$50,500,000	361,646	361,646	0	0	None.
Deutsche Banc Alex Brown Inc	$51,800,000	370,955	370,955	0	0	None.
First Union National Bank	$12,250,000	87,726	87,726	0	0	None.
Global Bermuda Limited Partnership	$1,500,000	10,742	10,742	0	0	None.
Goldman Sachs and Company	$6,500,000	46,548	46,548	0	0	None.
Granville Capital Corporation	$12,125,000	86,831	86,831	0	0	None.
HBK Master Fund LP	$24,000,000	171,871	171,871	0	0	None.
Highbridge International LLC	$22,250,000	159,339	159,339	0	0	None.
Jersey (IMA) LTD	$1,000,000	7,161	7,161	0	0	None.
Kentfield Trading, Ltd.	$9,600,000	68,748	68,748	0	0	None.
Knight Securities LP	$4,000,000	28,645	28,645	0	0	None.
Lakeshort International, LTD	3,750,000	26,855	26,855	0	0	None.
Lexington (IMA) Limited	$2,093,000	14,989	14,989	0	0	None.
Libertyview Fund LLC	$1,000,000	7,161	7,161	0	0	None.
Libertyview Funds LP	$8,000,000	57,290	57,290	0	0	None.
Libertyview Global Volatility Fund LP	$10,000,000	71,613	71,613	0	0	None.
Merrill Lynch Intl Ltd.	20,000,000	143,226	143,226	0	0	None.
Merrill Lynch Pierce Fenner & Smith Inc.	$3,025,000	21,663	21,663	0	0	None.
Morgan Stanley & Co.	$12,000,000	85,936	85,936	0	0	None.
OZ Master Fund, Ltd.	$92,407,000	661,754	661,754	0	0	None.
RAM Trading LTD	5,000,000	35,807	35,807	0	0	None.
Royal Bank of Canada	$36,000,000	346,605	257,807	0	0	None.
TD Securities (USA) Inc.	$18,350,000	131,410	131,410	0	0	None.
Teachers Insurance and Annuity Association	$20,000,000	143,226	143,226	0	0	None.

Name	Principal Amount of LYONs Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Common Stock Offered(1)	LYONs Owned After Completion of Offering(2)	Common Stock Owned After Completion of Offering(2)	Material Relationship(3)

UBS O'Connor f/b/o UBS Global Equity Arbitrage Master LTD	$60,000,000	429,678	429,678	0	0	None.
UBS Warburg LLC	$3,450,000	24,706	24,706	0	0	None.
White River Securities LLC	$20,000,000	143,226	143,226	0	0	None.
Other	$63,000,000		451,163	0	0
(1)
Represents shares of common stock issuable upon conversion of LYONs.

(2)
Assumes that all of the LYONs and/or all of the common stock into which the LYONs are convertible are sold.

(3)
This includes any position, office or other material relationship which the selling security holder has had within the past three years with Chiron or any of its predecessors or affiliates.

PLAN OF DISTRIBUTION

    The LYONs and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the LYONs and the common stock covered by this prospectus. We will not receive any of the proceeds from the offering of LYONs or the common stock by selling securityholders.

    The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the LYONs and the common stock into which the LYONs are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The LYONs and the common stock into which the LYONs are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the LYONs or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

    Our common stock is listed for trading on the Nasdaq National Market.

    In connection with the sale of the LYONs and the common stock into which the LYONs are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the LYONs or the common stock into which the LYONs are convertible in the course of hedging the positions they assume. The selling holders may also sell the LYONs or the common stock into which the LYONs are convertible short and deliver these securities to close out their short positions, or loan or pledge the LYONs or the common stock into which the LYONs are convertible to broker-dealers that in turn may sell these securities.

    The aggregate proceeds to the selling holders from the sale of the LYONs or common stock into which the LYONs are convertible offered by them will be the purchase price of the LYONs or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of LYONs or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

    In order to comply with the securities laws of some states, if applicable, the LYONs and common stock into which the LYONs are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the LYONs and common stock into which the LYONs are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the LYONs and common stock into which the LYONs are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    To the extent required, the specific LYONs or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    We entered into a registration rights agreement for the benefit of holders of the LYONs to register their LYONs and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the LYONs and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the LYONs and the common stock.

VALIDITY OF THE SECURITIES

    The validity of the LYONs and shares of common stock issuable upon conversion of the LYONs has been passed upon for us by Sullivan & Cromwell, Los Angeles, California.

EXPERTS

    The consolidated financial statements and schedule of Chiron Corporation as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of PathoGenesis Corporation as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Chiron has previously filed with the SEC. These documents contain important information about Chiron and its finances.

Chiron SEC Filings (File No. 0-12798)	Period or Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2000
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2001
Quarterly Report on Form 10-Q	Quarterly period ended June 30, 2001
Current Report on Form 8-K	Filed on May 31, 2001
Current Report on Form 8-K	Filed on June 7, 2001
Current Report on Form 8-K	Filed on June 7, 2001

    All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date of this prospectus to the end of the offering of the LYONs or shares of common stock issuable upon their conversion shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

    You may request a copy of these filings at no cost, by writing or calling Chiron at the following address or telephone number:

Investor Relations
Chiron Corporation
4560 Horton Street
Emeryville, CA 94608
Tel (510) 923-3309
Fax (510) 923-3376

    Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

WHERE YOU CAN FIND MORE INFORMATION

    Chiron files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W Room 1024 Washington, D.C. 20549	North East Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Midwest Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Chiron, who file electronically with the SEC. The address of that site is www.sec.gov.

    You can also inspect reports, proxy statements and other information about Chiron at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$96,954
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	50,000
Printing Expenses	35,000
Miscellaneous Expenses	35,046
Total	$267,000

ITEM 15: INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

    Section 145 of the DGCL authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

    The registrant's certificate of incorporation limits the directors' liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty to the fullest extent permitted by Section 102(b)(7) of the DGCL. The registrant's bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suitor proceeding where the basis of such involvement is such person's alleged action in an official capacity or in any other capacity while serving as a director or officer of the registrant. In addition, the registrant's bylaws permit the registrant's board, in its discretion, to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or employee of the registrant.

    Chiron has indemnification agreements with directors that (i) confirm the present indemnity provided to them by Chiron's Bylaws and give them assurances that this indemnity will continue to be provided despite future changes in the Bylaws and (ii) provide that, in addition, the directors shall be indemnified to the maximum extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of Chiron, on account of their service as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of Chiron. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid by Chiron in advance, subject to the director's obligation to reimburse Chiron in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the first sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of Chiron in violation of Section 16(b)

II–1

of the Exchange Act or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect Chiron from unreasonable settlements or redundant legal expenditures.

ITEM 16: EXHIBITS

Number	Exhibit

4.1
Restated Certificate of Incorporation of the Registrant, as filed with the Office of the Secretary of the State of Delaware, dated August 17, 1987 (incorporated by reference to Exhibit 3.01 of the Registrant's Report on Form 10-K for fiscal year 1996).
4.2
Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, as filed with the Office of the Secretary of the State of Delaware, dated December 12, 1991 (incorporated by reference to Exhibit 3.02 of the Registrant's Report on Form 10-K for fiscal year 1996).
4.3
Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, as filed with the Office of the Secretary of the State of Delaware, dated May 22, 1996 (incorporated by reference to Exhibit 3.04 of the Registrant's Report on Form 10-Q for the period ended June 30, 1996).
4.4	Bylaws of the Registrant, as amended and restated (incorporated by reference to Exhibit 3.04 of the Registrant's Report on Form 10-K for fiscal year 2000).
4.5
Indenture between the Registrant and State Street Bank and Trust Company, dated as of June 12, 2001 (incorporated by reference to Exhibit 4.01 of the Registrant's Report on Form 10-Q for the period ended June 30, 2001).
4.6
Registration Rights Agreement between the Registrant, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated dated as of June 12, 2001 (incorporated by reference to Exhibit 4.02 of the Registrant's Report on Form 10-Q for the period ended June 30, 2001).
4.7	Form of Liquid Yield Option Note™ due 2031 (Zero Coupon — Senior) (incorporated by reference to Exhibit 4.03 of the Registrant's Report on Form 10-Q for the period ended June 30, 2001).
4.8*	Specimen Certificate of the Registrant's Common Stock.
5.1*	Opinion of Sullivan & Cromwell.
8.1*	Opinion of Sullivan & Cromwell as to certain U.S. federal income tax considerations.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consents of Sullivan & Cromwell (included in Exhibits 5.1 and 8.1).
23.2*	Consent of KPMG LLP relating to Chiron Corporation.
23.3*	Consent of KPMG LLP relating to PathoGenesis Corporation.
24.1	Power of Attorney (included on signature pages of the initial filing of this Registration Statement).
25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the State Street Bank and Trust Company, as trustee under the Indenture.

*
Previously filed.

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ITEM 17: UNDERTAKINGS

    The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, state of California, on September 10, 2001.

CHIRON CORPORATION
By	/s/ David V. Smith David V. Smith, Vice President and Principal Accounting Officer

    Pursuant to the requirements of the Securities Exchange Act of 1933, the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
* Seán P. Lance	Chief Executive Officer and President; Chairman of the Board; Director (Principal Executive Officer)	September 10, 2001
* James R. Sulat	Vice President; Chief Financial Officer (Principal Financial Officer)	September 10, 2001
/s/ David V. Smith David V. Smith	Vice President; Principal Accounting Officer	September 10, 2001
* William J. Rutter, Ph.D.	Director	September 10, 2001
* Raymund Breu, Ph.D.	Director	September 10, 2001
* Vaughn D. Bryson	Director	September 10, 2001
* Lewis W. Coleman	Director	September 10, 2001

II–4

* Pierre E. Douaze	Director	September 10, 2001
* Paul L. Herrling, Ph.D.	Director	September 10, 2001
* Edward E. Penhoet, Ph.D.	Director	September 10, 2001
* Jack W. Schuler	Director	September 10, 2001
* Pieter J. Strijkert, Ph.D.	Director	September 10, 2001

*By:	/s/ David V. Smith David V. Smith Attorney-in-fact

II–5

EXHIBIT INDEX

Number	Exhibit

4.1	Restated Certificate of Incorporation of the Registrant, as filed with the Office of the Secretary of the State of Delaware, dated August 17, 1987 (incorporated by reference to Exhibit 3.01 of the Registrant's Report on Form 10-K for fiscal year 1996).
4.2
Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, as filed with the Office of the Secretary of the State of Delaware, dated December 12, 1991 (incorporated by reference to Exhibit 3.02 of the Registrant's Report on Form 10-K for fiscal year 1996).
4.3
Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, as filed with the Office of the Secretary of the State of Delaware, dated May 22, 1996 (incorporated by reference to Exhibit 3.04 of the Registrant's Report on Form 10-Q for the period ended June 30, 1996).
4.4	Bylaws of the Registrant, as amended and restated (incorporated by reference to Exhibit 3.04 of the Registrant's Report on Form 10-K for fiscal year 2000).
4.5
Indenture between the Registrant and State Street Bank and Trust Company, dated as of June 12, 2001 (incorporated by reference to Exhibit 4.01 of the Registrant's Report on Form 10-Q for the period ended June 30, 2001).
4.6
Registration Rights Agreement between the Registrant, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated dated as of June 12, 2001 (incorporated by reference to Exhibit 4.02 of the Registrant's Report on Form 10-Q for the period ended June 30, 2001).
4.7	Form of Liquid Yield Option Note™ due 2031 (Zero Coupon — Senior) (incorporated by reference to Exhibit 4.03 of the Registrant's Report on Form 10-Q for the period ended June 30, 2001).
4.8*	Specimen Certificate of the Registrant's Common Stock.
5.1*	Opinion of Sullivan & Cromwell.
8.1*	Opinion of Sullivan & Cromwell as to certain U.S. federal income tax considerations.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consents of Sullivan & Cromwell (included in Exhibits 5.1 and 8.1).
23.2*	Consent of KPMG LLP relating to Chiron Corporation.
23.3*	Consent of KPMG LLP relating to PathoGenesis Corporation.
24.1	Power of Attorney (included on signature pages of the initial filing of this Registration Statement).
25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the State Street Bank and Trust Company, as trustee under the Indenture.

*
Previously filed.

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TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Chiron
The LYONs
Stock Price Factor Threshold If Senior Debt Rate at June 12, 2004 is
RISK FACTORS
Risks Related to the LYONs
Risks Relating to Our Business
RECENT DEVELOPMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF LYONS
Stock Price Factor Threshold If Senior Debt Rate at June 12, 2004 is
DESCRIPTION OF OUR CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
ITEM 15: INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 16: EXHIBITS
ITEM 17: UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX